                                                                  EXHIBIT (b)(1)

                               Commitment Letter
                               -----------------

                                August 10, 2000

Kohlberg & Company
111 Radio Circle
Mt. Kisco, NY  10549

Attention:  Christopher Lacovara
            Christopher Anderson

Gentlemen:

     You have advised National City Bank ("National City") that a holding
                                           -------------
company formed by Kohlberg & Company, LLC, on behalf of its investment fund Kohlberg Investors III, L.P., ("Kohlberg") intends to form KBII Acquisition
                                --------
Company, Inc. ("KBII" or the "Borrower") to acquire (the "Acquisition") BI
                                                          -----------
Incorporated (following the merger of KBII into BI Incorporated, the "Company")
                                                                      -------
for $78,900,000 plus reasonable fees and expenses. In that connection, you have requested that National City agree to structure, arrange and syndicate senior credit facilities in an aggregate amount of up to $47,500,000 (the "Credit
                                                                    ------
Facilities") as described in the attached Summary of Terms and Conditions (the
----------
"Term Sheet") and that National City commit to provide the entire principal
-----------
amount of the Credit Facilities and to serve as lead arranger (the "Arranger")
                                                                    --------
for the Credit Facilities.  References herein to the "Transaction" shall include
                                                      -----------
the financings described herein, the Acquisition and all other transactions related to the foregoing. The sources and uses required to consummate the Transaction are set forth in the sources and uses table attached hereto as
Schedule I.

     Furthermore, National City is pleased to advise you of its commitment (the "Commitment") to provide the entire amount of the Credit Facilities upon the
 ----------
terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the fee letter (the "Fee Letter") and
             -----------------                               ----------
the Term Sheet attached hereto.

     It is agreed that National City will act as the exclusive agent, and that National City will act as the exclusive advisor, lead arranger and book manager, for the Credit Facilities, and will, in such capacity, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree.

     We intend to syndicate the Credit Facilities to a group of financial institutions (together with National City, the "Lenders") identified by us in
                                                -------
consultation with you. National City intends to commence syndication efforts promptly, and you agree to actively assist National City in completing a syndication satisfactory to us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Borrower, the proposed Lenders, and any ratings agency as required by the Agent (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with National City of one or more meetings of prospective Lenders and ratings agency presentations. You further acknowledge and agree to the disclosure by National City of information relating to the Credit Facilities to "Gold Sheets" and other similar trade
                                      ------------
publications.

     National City, in consultation with you, will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist National City in its syndication efforts, you agree promptly to prepare and provide to National City all information to which you have access with respect to the Borrower and the Transaction, including all financial information and projections (the "Projections"), as we may reasonably request in
                                  -----------
connection with the arrangement and syndication of the Credit Facilities. You hereby represent and covenant that (a) to the extent of your knowledge all information other than the Projections (the "Information") that has been or will
                                             -----------
be made available to National City by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) the Projections that have been or will be made available to National City by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

     As consideration for the commitment of National City hereunder and the agreement of National City to perform the services described herein, you agree to pay to National City the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith.

     National City shall be entitled, after consultation with you, to change the pricing, terms and structure of the Credit Facilities if National City determines that such changes are advisable to insure a successful syndication of the Credit Facilities. The commitment, undertakings and agreements of National City hereunder is subject to the agreements in this paragraph, which shall survive closing under the Credit Facilities and remain effective until the completion of a successful syndication.

     The commitment of National City hereunder and the agreement of National City to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, or condition (financial or otherwise) of the Borrower and its subsidiaries, (b) our not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections) affecting the Borrower or the Transaction that in our reasonable judgment is inconsistent in a material and adverse manner with any such material information or other material matter disclosed to us prior to the date hereof, (c) our satisfaction that prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement or any debt securities or bank financing by or on behalf of the Borrower or any affiliate thereof, (d) the negotiation, execution and delivery of definitive documentation with respect to the Credit Facilities satisfactory to National City and their counsel and (e) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of the commitment of National City hereunder and of the Credit Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of National City and the Borrower. In the event any of the foregoing conditions are not satisfied, National City reserves the right to terminate its commitment or propose alternative financing amounts or structure that assure adequate protection for National City and the Lenders as determined by the National City in its sole discretion.

     You agree (a) to indemnify and hold harmless National City and each of its respective affiliates and its respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and
                                ------------------
all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person,
--------
apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse National City and its respective affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant's fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by unauthorized persons of Information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Credit Facilities.

     This Commitment Letter shall not be assignable by you without the prior written consent of National City (and an purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and National City. All obligations of the Borrower under this Commitment Letter and the Fee Letter shall be joint and several among the Borrower and its subsidiaries. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof. This Commitment Letter and the Fee letter are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of Ohio.

     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except: (a) your officers, agents and advisors who are directly involved in the consideration of this matter, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), and (c) the Borrower.

     The reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitment of National City hereunder.

     Each party hereto irrevocably waives all right to trial by jury in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby.

     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., Eastern Standard Time, on August 10, 2000. The commitment and agreements of National City herein will expire at such time as; i) the event National City has not received such executed counterparts in accordance with the immediately preceding sentence, ii) upon termination or expiration of the purchase agreement related to the Acquisition, iii) closing of the Transaction occurs without funding under the Commitment, iv) the commencement of the marketing of any alternative securities or bank financing wherein National City is not engaged as Sole Lead Arranger, v) non-compliance with respect to any of the material terms and conditions of this Commitment Letter, the Fee Letter, the Term Sheet or other conditions of the Commitment not set forth herein, and vi) October 31, 2000.

     National City is pleased to have been given the opportunity to assist you in connection with this important financing.

                                    Very truly yours,

                                    NATIONAL CITY BANK

                                    By: /s/ Julie I. Sabroff
                                        --------------------------------
                                        Name:  Julie I. Sabroff
                                        Title:  Vice President


Accepted and agreed to as of
the date first written above by:

KOHLBERG & COMPANY, L.L.C.

By: /s/ Christopher Lacovara
    --------------------------
    Name: Christopher Lacovara
    Title: Principal

                                  Fee Letter
                                  ----------

                                August 10, 2000

Kohlberg & Company
111 Radio Circle
Mt. Kisco, NY 10549

Attention:   Christopher Lacovara
             Christopher Anderson

Gentlemen:

     Reference is made to the Commitment Letter dated hereof (the "Commitment
                                                                   ----------
Letter") between us and you, regarding the Credit Facilities described therein.
------
Capitalized terms used but not defined herein are used with the meanings assigned to them in the Commitment Letter. This letter agreement is the Fee Letter (the "Fee Letter") referred to in the Commitment Letter.
             ----------

     As consideration for the agreement of National City to arrange the Credit Facilities and the commitment of National City to provide the Credit Facilities under the Commitment Letter, the Borrower agrees to pay to National City the following fees:

     (i) An underwriting fee in an amount equal to the greater of $1,068,750 or 2.25% of the aggregate commitments in respect of the Credit Facilities, payable on the Closing Date.

     (ii) An underwriting commitment fee of 50 basis points calculated daily on a per annum basis on the entire amount of the Credit Facilities. Such fee shall begin accruing 45 days after execution of this letter and continue to accrue until the Closing Date and will be payable on the Closing Date.

     (iii) An annual Administrative Agents fee of $30,000 per annum, payable quarterly in advance, with the first installment due on the Closing Date, payable to National City as the Administrative Agent only.

     In addition, National City and the other Lenders shall be paid any other fees as specified in the Commitment Letter.

You agree that, once paid, the fees or any part thereof payable hereunder and under the Commitment Letter shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by the Commitment Letter are consummated. All fees payable hereunder and under the Commitment Letter shall be paid in immediately available funds and shall be in addition to reimbursement of the out-of-pocket expenses of National City. You agree that National City may, in its sole discretion, share all or a portion of any of the fees payable pursuant to this Fee Letter with any of the other Lenders.

It is understood and agreed that this Fee Letter shall not constitute or give rise to any obligation to provide any financing; such an obligation will arise only to the extent provided in the Commitment Letter if accepted in accordance with its terms. This Fee Letter may not be amended or waived except by an instrument in writing signed by National City and you. This Fee Letter shall be governed by, and construed in accordance with, the laws of the State of Ohio. This Fee Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Fee Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

    This Fee Letter is delivered to you on the understanding that neither this Fee Letter, the Commitment Letter or the Term Sheet nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except
(a) to your officers, agents and advisors who are directly involved in the consideration of this matter (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof).

                                    Very truly yours,

                                    NATIONAL CITY BANK


                                    By: /s/ Julie I. Sabroff
                                        -------------------------
                                        Name: Julie I. Sabroff
                                        Title: Vice President

Accepted and agreed to as of
the date first written above by:


KOHLBERG & COMPANY, L.L.C.


By: /s/ Christopher Lacovara
    --------------------------
    Name: Christopher Lacovara
    Title: Principal

                                  SCHEDULE I

                            SOURCES AND USES TABLE




Revolver Draw(1)            $ 0.5         Net Purchase of Equity     $66.1
Term Loan A(2)              $15.0         Debt Redemption            $12.8
Term Loan B(3)              $22.5         Transaction Costs          $ 6.5
                            -----                                    -----
Total Senior Debt           $38.0

Subordinated Debt           $19.0

Common Equity               $28.4

Total Sources               $85.4         Total Uses                 $85.4

Unused Revolver             $ 9.5         Unused Revolver            $ 9.5
                            -----                                    -----
Total Sources               $94.9         Total Uses                 $94.9


1). $10 million 5 year secured revolving credit.
2). 5 year secured term loan
3). 7 year secured term loan

BI Incorporated

                                BI Incorporated
                        Summary of Terms and Conditions
--------------------------------------------------------------------------------
Borrower:               KBII Acquisition Company, Inc. and any material
                        Subsidiaries, as appropriate (the "Borrower").

Guarantors:             KBII Holdings, Inc. and all existing and hereinafter
                        acquired non-borrowing operating subsidiaries of the Borrower as appropriate (the "Guarantors").

Agent:                  National City Bank ("National City" or the "Agent").

Lenders: The Agent and lending institutions acceptable to the Agent and the Borrower (collectively, the "Lenders").

Syndication             The Agent will, in consultation with the Borrower,
Management:             manage all aspects of the Syndication including the
                        amounts offered to potential lenders and the acceptance of commitments.

Credit Facilities:      $47,500,000 Senior Secured Credit Facilities consisting
                        of:

                        a) $10,000,000 Senior Secured Revolving Credit Facility
                           (the "Revolver") with a $[TBD] sublimit for Letters of Credit.

                        b) $15,000,000 Senior Secured Term Loan A (the "Term
                           Loan A").

                        c) $22,500,000 Senior Secured Term Loan B (the "Term
                           Loan B").

                        Collectively known as the "Credit Facilities".

Purpose: To (i) refinance existing Senior Debt, (ii) finance the acquisition of BI Incorporated's capital stock, (iii) working capital, (iv) finance future acquisitions, and
                        (v) general corporate needs.

Maturity:               a) Five (5) years from the date of closing.

                        b) Five (5) years from the date of closing.

                        c) Seven (7) years from the date of closing.

Availability:           Usage under the Revolving Credit shall be subject to the
                        sum of the following:

                        i.   85% of eligible Accounts Receivable

                        ii.  60% of eligible Inventory

                             Final advance rates and eligibility criteria will be subject to satisfactory collateral audit.

                        The full amount of the Term Loans shall be available upon closing.

BI Incorporated


Repayment:              a)  At maturity. Until maturity, the Company may borrow,
                            repay, and re-borrow an amount not to exceed the lesser of the Borrowing Base or the then available maximum commitment.

                        b) In equal quarterly principal payments based upon annual reductions as follows:

                                       Year 1     $ 1,500,000
                                       Year 2       2,250,000
                                       Year 3       3,000,000
                                       Year 4       3,750,000
                                       Year 5       4,500,000
                                                  -----------
                                                  $15,000,000

                        c) In equal quarterly principal payments of $62,500 with the balance due at maturity as shown in the following annual schedule:

                                       Year 1     $   225,000
                                       Year 2         225,000
                                       Year 3         225,000
                                       Year 4         225,000
                                       Year 5         225,000
                                       Year 6         225,000
                                       Year 7      21,150,000
                                                  -----------
                                                  $22,500,000

Interest Rates and
Letter of Credit Fees:  Outstandings under the Credit Facilities shall carry an interest rate margin (as expressed in basis points) as per the following table:

                        Facility             LIBOR+       ABR+
                        Revolver              325         175
                        Term Loan A           325         175
                        Term Loan B           375         225

                        An undrawn Commitment Fee of 50 basis points shall be payable quarterly in arrears based upon the average daily unused amount of the Revolver.

                        The Borrower shall pay Letter of Credit fees equal to the spread over LIBOR on the aggregate face amount of the Letters of Credit issued under the Revolving Credit Facility. In addition, the Borrower shall pay a Letter of Credit facing fee of 1/8% to National City as the fronting bank, payable quarterly in arrears.

Interest Periods:       The Alternate Base Rate ("ABR") is the higher of the
                        Agent's Prime Rate or the Federal Funds Rate plus 1/2%.
                        Interest on the ABR borrowings is calculated on an actual/365 day basis and is payable quarterly.

                        Interest on LIBOR borrowings is calculated on an actual/360 day basis and is payable the earlier of quarterly or on the last day of each interest rate period. LIBOR advances will be available for periods of one, two, three, or six months. LIBOR pricing will be adjusted for any statutory reserves.

                        The Borrower may have no more than 6 LIBOR tranches, including the ABR tranche, at any one time.

BI Incorporated


                        Subsequent to an Event of Payment Default which continues beyond any applicable cure period, outstandings shall bear interest at 2% over the rate of interest applicable under the ABR pricing option and Letter of Credit fees shall be 2% above the otherwise applicable Letter of Credit fees.

Interest Rate           The Borrower will be required to enter into interest
Protection:             rate protection agreements acceptable to the Agent in
                        the amount of $20,000,000. Any institution providing interest rate protection must be reasonably acceptable to the Agent. Such institution may be granted an interest which is pari passu with that of the Lenders to the extent of such institution's credit exposure. Such institution shall calculate its credit exposure in a reasonable and customary manner.

                        Documentation for interest rate protection shall conform to ISDA standards and must be acceptable to the Agent with respect to inter-creditor issues.

Yield Protection:       The Borrower shall pay the Lenders such additional
                        amounts as will compensate the Lenders in the event applicable law, or change in law, subjects the Lenders to reserve requirements, capital requirements, taxes
                        (except for taxes on the overall net income of the Lenders), or other charges which increase the cost or reduce the yield to the Lenders, under customary yield protection provisions.

Collateral:             First priority perfected lien on all existing and
                        subsequently acquired personal property, including, but not limited to, receivables, inventory, equipment, furniture, fixtures, improvements, intangibles, real property and assignment of material leases. First priority perfected lien on 100% of the common stock of the Borrower and any present or subsequently acquired material subsidiaries.

Voluntary Reductions:   Commitments under the Revolving Credit Facility may be
                        reduced or terminated, in whole or in part, at the Borrower's option, subject to reimbursement of any costs associated with prepayments of LIBOR advances or any other provisions contained in the credit agreement.
                        Voluntary reductions of commitments under the Revolving
                        Credit Facility will be in minimum amounts of $1,000,000.

Mandatory Reduction:    100% of the proceeds of material additional
                        indebtedness.

                        100% of the proceeds of any additional equity issuance, excluding equity provided from funds managed by Kohlberg & Co., L.L.C. and excluding equity issued in connection with future acquisitions or financings.

                        100% of the proceeds of material asset sales.

                        100% of the proceeds from any material recovery event.

                        75% of Excess Cash Flow.

                        Excess Cash Flow is defined as EBITDA less Fixed Charges and management fees paid to Kohlberg & Co., L.L.C. Fixed Charges are defined as the sum of Interest Expense, Taxes, contractual principal payments on

BI Incorporated

                        Long Term Debt, contractual payments under Capital Leases, net changes in working capital, and Capital Expenditures.

                        Payments will be first applied to reduce the Term Loans in inverse order of maturity on a pro-rata basis, followed by reductions in the Revolving Credit commitment. Term Loan B lenders shall have the option to forego mandatory prepayments, in which case such prepayments shall be applied fully to the Term Loan A until repaid in full and then to reduce the Term Loan B. Mandatory prepayments of the Term Loans may not be reborrowed.

                        All prepayments (including voluntary prepayments) shall be accompanied by (i) payment of accrued interest on the amount prepaid to the date of prepayment, and (ii) in the case of a prepayment of a LIBOR Loan, compensation of the Lenders for break funding.

Representations and     Usual and customary for facilities of this nature
Warranties:             subject to materiality or other negotiated limitations,
                        including but not limited to the following:

                        a.  Organization and qualification.

                        b.  Capitalization and ownership.

                        c.  Use of proceeds.

                        d.  Subsidiaries.

                        e.  Solvency.

                        f.  Power and authority.

                        g.  Validity, binding effect, and enforceability.

                        h.  No conflict.

                        i.  Absence of litigation.

                        j.  Accuracy of financial statements.

                        k.  No Material Adverse Change.

                        l.  Margin stock.

                        m.  Full disclosure.

                        n.  Payment of taxes.

                        o.  Consents and approvals.

                        p.  No Event of Default; compliance with instruments.

BI Incorporated

                        q.  Patents, trademarks, copyrights, and licenses.

                        r.  Insurance.

                        s.  Security interests.

                        t.  Mortgage liens as applicable.

                        u.  Compliance with laws.

                        v.  Material contracts.

                        w.  Investment Company Act.

                        x.  Plans and benefit arrangement.

                        y.  Employment matters.

                        z.  Environmental matters.

                        aa. Senior Debt status.

                        Other Representations and Warranties as appropriate.

Conditions Precedent    Receipt by the Agent of the following, in form and
to Lending:             substance satisfactory to the Agent and the Lenders:

                        a. Execution and consummation of a Definitive Merger Agreement for the merger of the Company and KBII for an amount not to exceed $78,900,000 plus reasonable fees and expenses under terms and conditions acceptable to the Agent.

                        b.  Minimum equity contribution of $28,400,000.

                        c. Minimum of $38,000,000 funded under the Credit Facilities at close.

                        d. Maximum ratio of senior funded debt to fiscal year end 2000 Proforma EBITDA of 3.0x.

                        e. Maximum ratio of total funded debt to fiscal year end 2000 Proforma EBITDA of 4.5x.

                        f. Negotiation and execution of an agreement for subordinated indebtedness totaling $19,000,000 under terms and conditions acceptable to the Agent.

                        g.  Closing certificate as to accuracy of
                            Representations and Warranties, compliance with covenants, and absence of an Event of Default or Potential Event of Default.

                        h. Certified resolutions, incumbency certificate, and corporate documents.

BI Incorporated

                        i. All regulatory approvals and licenses, absence of any
                           legal or regulatory prohibitions or restrictions.

                        j. Delivery of all definitive organizational and
                           financing documents, evidence of filing of all collateral documents and perfection of mortgages, as required by the Agent.

                        k. Environmental, title, appraisals, and surveys as
                           required by the Agent.

                        l. Delivery of satisfactory legal opinion(s) of counsel.

                        m. No material litigation other than that previously
                           disclosed as of the date of this letter.

                        n. Evidence of required insurance.

                        o. Payment of all fees and expenses subject to
                           reimbursement.

                        p. Undrawn Revolving Credit availability at close
                           acceptable to the Agent.

                        Other Conditions Precedent to Lending as appropriate.

Affirmative Covenants:  Usual and customary for facilities of this nature including, but not limited to:

                        a. Maintenance of books, records and inspections.

                        b. Maintenance of insurance.

                        c. Payment of taxes.

                        d. Preservation of corporate existence, rights and
                           authority.

                        e. Maintenance of properties and equipment.

                        f. Compliance with statutes including environmental
                           laws.

                        g. Any material subsidiary created or acquired
                           subsequent to the closing of the Credit Facilities will be added as a guarantor and appropriate asset and stock pledges will be obtained.

                        Other Affirmative Covenants as appropriate.

Reporting               a. Provide within 30 days after the end of each month a
Requirements:              statement of operations and a borrowing base
                           certificate in a form satisfactory to the Agent and signed by the Chief Executive Officer, President, or Chief Financial Officer of the Borrower.

                        b. Provide within 45 days after each of the first three
                           fiscal quarters a consolidating and consolidated balance sheets and consolidating and consolidated statements of income, retained earnings, and cash flow,

BI Incorporated

                             together with a Certificate of Compliance from the Chief Executive Officer, President, or Chief Financial Officer of the Borrower.

                        c. Provide within 90 days after each fiscal year end consolidating and consolidated audited balance sheets and consolidating and consolidated audited statements of income, retained earnings, and cash flow, together with (i) a report of an independent certified public accountant reasonably satisfactory to the Agents, (ii) any management letters of such accountants addressed to the Borrower, and (iii) a Certificate of Compliance from the Chief Executive Officer, President, or Chief Financial Officer of the Borrower.

                        d.   Provide annual budgets and forecasts.

                        e.   Notice of default.

                        f.   Other information as reasonably requested.

                        Other Reporting Requirements as appropriate.

Negative Covenants:     Usual and customary for transactions of this nature,
                        including, but not limited to, the following: no dividends, change of control, asset divestitures, liens, transactions with affiliates, prepayment of other indebtedness, acquisitions, and additional indebtedness.

                        Financial covenants including, but not limited to, the following:

                        Minimum ratio of Earnings Before Interest, Taxes, Depreciation and Amortization to Interest Expense ("EBITDA to Interest"), as measured on a rolling four quarter basis at each applicable fiscal quarter end according to the following schedule:

                                Fiscal Quarter Ending
                                ---------------------
                                [TBD]

                        Maximum ratio of Total Funded Debt to Earnings Before Interest, Taxes, Depreciation, and Amortization ("Total Funded Debt to EBITDA"), as measured on a rolling four quarter basis at each applicable fiscal quarter end according to the following schedule:

                                Fiscal Quarter Ending
                                ---------------------
                                [TBD]

                        Minimum ratio of Earnings Before Interest, Taxes, Depreciation, and Amortization to the sum of Interest Expense, Taxes, Capital Expenditures, scheduled principal payments during the measurement period on Long Term Debt, and scheduled payments during the measurement period under Capital Leases ("Fixed Charge Coverage Ratio"), as measured on a rolling four quarter basis at each fiscal quarter end according to the following schedule:

                                Fiscal Quarter Ending
                                ---------------------
                                [TBD]

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BI Incorporated

                        Minimum EBITDA of $[TBD] increasing on a schedule [TBD].

                        Maximum Capital Expenditures as measured at the end of each fiscal year of $[TBD].

                        Acquisitions limited to enterprises in the same line of business and will be subject to pro-forma covenant compliance with the Total Debt to EBITDA covenant at close as measured on a pro-forma basis and restricted to singular amounts not to exceed $2,000,000.

                        Evidence of required insurance including minimum liability insurance of $25,000,000 in a form acceptable to the Agent.

                        Management fees, including fees paid to Kohlberg, will be subordinated to the Credit Facilities and be limited to a maximum of $[TBD] per annum.

                        Prohibition on dividends, excluding previously outlined permitted management fees.

                        Limitations on asset divestitures.

                        Standard prohibitions on change of control.

                        Other Negative Covenants as appropriate.

Events of Default:      Standard Events of Default as appropriate, in each
                        instance subject to reasonable grace and cure periods, including but not limited to:

                        a. Payment default.

                        b. Breach of Representations and Warranties.

                        c. Violation of covenant(s).

                        d. Bankruptcy; insolvency.

                        e. Cross default to other debt.

                        f. Loss of liability insurance coverage.

                        g. ERISA

                        Other Events of Default as appropriate.

Required Lenders:       For the purpose of making amendments or waivers to the
                        Credit Agreement, Required Lenders shall be defined as Lenders whose commitments under the Credit Facilities aggregate at least 51% of the total Credit Facilities.
                        However, unless agreed to by all Lenders, no amendment or waiver shall change the principal amount; reduce the rate of interest or fees; postpone the scheduled payment of any principal, interest, or fees; release any collateral; or change the definition of Required
                        Lenders.

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

BI Incorporated

Assignments and         Lenders will be permitted to assign and participate
Participations:         the Credit Facilities. Assignments will be in minimum
                        amounts of $1,000,000 and assignees will be subject to the consent of the Borrower and the Agent; such consent may not be unreasonably withheld and the Borrower's right of denial will include institutions that have higher reserve costs or withholding taxes which would result in increased costs to the Borrower. Voting rights to participants will be limited to an increase in principal amount; reduction of the rate of interest or fees; postponement of the scheduled payment of any principal, interest, or fees; or release of any collateral. Assignments will be subject to the payment by the assigning Bank of a $3,500 service fee to the Agent.

Governing Law:          State of Ohio

Agent's Counsel:        Benesch, Friedlander, Coplan & Aronoff LLP

This term sheet is delivered to you on the understanding that any of the terms of substance hereunder shall not be disclosed, directly or indirectly, to any other person except your officers, agents and advisors who are directly involved in the consideration of this matter unless prior written consent has been given by National City.

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